EXHIBIT 16.1

March 4, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 3, 2009 of American Ecology Corporation and are in agreement with the statements in Items a(i), (ii), (iv), and (v).  We have no basis to agree or disagree with the other statements of the registrant contained therein.

Respectfully,

/s/ Moss Adams LLP

MOSS ADAMS LLP
Portland, OR